Exhibit 4.2(i)

Agreement No: INSAT-ST2 / Ku / DTH / 02 / 2015
Dated December 04, 2015

Amendment No. 1 dated June 24, 2016
(Revision in Withholding Tax Percentage)

Whereas DOS entered into an Agreement No: INSAT-ST2 / Ku / DTH / 02 / 2015 dated December 04, 2015 with Videocon d2H Limited (hereinafter referred to as "CUSTOMER"), for the provision of 2x36 MHz of Ku band space segment on INSAT-ST2 satellite for meeting its DTH requirements.

AND NOW WHEREAS, the Central Board of Direct Taxes, Government of India has amended the Income-tax Rules, 1962, to include "37BC. Relaxation from deduction of tax at Higher rate under section 206AA" vide Notification no. 53/2016,F.No.370 142/16/2016-TPL. This amendment effective from June 24, 2016, provides a relaxation from deduction of withholding tax at higher rates under Section 206AA, by virtue of which, the applicable Withholding tax to Singtel in respect of space segment charges is currently 10%. The reduction in WHT component has a direct bearing on the applicable space segment charges levied to the CUSTOMER.

Accordingly, both the parties in considerations of the mutual covenants in the original Agreement have now agreed to amend the Agreement with effect from June 24, 2016 as under;

1. The **Withholding Tax** applicable to Singtel, the satellite operator, shall stand amended from 20% of the transponder provisioning charges to **10% of the transponder provisioning charges**.

2. Replace **Article 5h, Fees and Charges of the Agreement with** – "At the time of signing this agreement, CUSTOMER shall submit an irrevocable bank guarantee from a nationalized bank or scheduled commercial bank of good national repute for a value of **USD 732,780** in equivalent INR rupees,(equivalent to 25% of annual provision charges) for the block of 2X36 MHz. Such a Bank Guarantee shall be valid for a term of entire agreement term with a claim period of an additional three months. For this purpose, SSC includes Space Segment charges, applicable taxes and interest, if any for delayed remittance of SSC. CUSTOMER shall appropriately revise the bank guarantee value proportionately in accordance with increases/decrease in bandwidth or increase/decrease in provisioning rates in future."

3. Replace **Article 6c.Taxes and Duties, Para 2, of the Agreement with** - "As per existing provisions of the Income Tax Act, 1961, DOS through Antrix is required to deduct and withhold tax on amounts payable to Singtel under its Agreement with Singtel, as aforesaid. DOS/Antrix is required by law, to deduct and withhold income tax at source on such payments to Singtel at the prevalent rates, (10% of the transponder provisioning charges with effect from June 24, 2016). The Parties unconditionally agree that the amount/quantum of income tax that is required to be deducted at source, by DOS/Antrix, shall be paid by the CUSTOMER to DOS/Antrix, over and above the full transponder provisioning charges and Antrix Contract Management Charges agreed between the Parties as per this Agreement. DOS/Antrix shall invoice the CUSTOMER on the full transponder provisioning cost, as applicable and the CUSTOMER shall be liable to pay

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the entire amounts under the Invoice to Antrix. For avoidance of any doubt, the CUSTOMER shall pay DOS/Antrix an Indian Rupee (INR) equivalent of US$ 2950 per MHz per month, at the foreign exchange rate prevalent at the time of payment for the sub-provisioning of 2X36 MHz Transponder capacity on ST-2, which includes the full cost of the transponder capacity, reimbursement of Income Tax Withholding and Antrix Contract Management fees."

4. Replace **Exhibit B Payment Schedule, Preamble of the agreement** with – "Use of capacity on INSAT- ST2 satellite system:

Bandwidth	Service Term	Revised Price (USD/MHz/Month)	Due date of Payment
2x36 MHz	December 04,2015 To June 23, 2016	3318	In advance, by the fifteenth(15th) day of the month in question, for the provision of capacity for that respective month
2x36 MHz	June 24, 2016 To December 03,2018	2950	In advance, by the fifteenth(15th) day of the month in question, for the provision of capacity for that respective month

***Note: Payments to Antrix shall be made in INR, at the prevailing Customs notified FE rate, as per the details provided in the invoice.**"

5. Replace **Sl. No. 1 of Terms, Payment Schedule, Exhibit B of the Agreement** with - "Upon signing of the agreement, CUSTOMER shall submit an irrevocable bank guarantee from a nationalized bank or scheduled commercial bank of good national repute for a value of **USD 732,780** in equivalent INR rupees,(equivalent to 25% of annual provision charges) for the block of 2X36 MHz. Such a Bank Guarantee shall be valid for a term of entire agreement term with a claim period of an additional three months. For this purpose, SSC includes Space Segment charges, applicable taxes and interest, if any for delayed remittance of SSC. CUSTOMER shall appropriately revise the bank guarantee value proportionately in accordance with increases/decrease in bandwidth or increase/decrease in provisioning rates in future."

6. Replace **Sl. No. 5 of Terms, Payment Schedule, Exhibit B of the Agreement** with - "With effect from June 24, 2016, the above price includes Withholding tax at the currently applicable rate at 10% and Antrix Contract Management charges at 7.5%."

7. All other terms and conditions remain unchanged.

For and On behalf of
DEPARTMENT OF SPACE

Authorised signatory सेतुरामन / K. Sethuraman
Date 3/11/16 निदेशक, एस. सी. एन. पी. / Director, SCNP
भारतीय अन्तरिक्ष अनुसंधान संगठन
Indian Space Research Organisation

For and On behalf of
CUSTOMER

HIMANSHU PATIL
Authorised signatory with seal
Date 24th June 2016

Videocon d2h Limited

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